EXHIBIT 99.2

news release
Enzo Biochem, Inc. 527 Madison Avenue New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM REPORTS RECORD SECOND QUARTER REVENUE

NEW YORK, NY, March 12, 2009 -- Enzo Biochem, Inc. (NYSE:ENZ), a leading vertically integrated biotechnology company engaged in the research, development, manufacture and licensing and marketing of innovative health care products, technologies and services based on molecular and cellular techniques, today announced operating results for the three and six months ended January 31, 2009.

     For the fiscal second quarter ended January 31, 2009, total revenues increased 15%, to a second quarter record $20.9 million, compared with $18.2 million in the corresponding year-earlier period .Revenue gains were attributable to a 51% increase in the Company’s Life Sciences’ business, offset somewhat by an 11% reduction in services revenue from Enzo Clinical Labs. The net loss for the second quarter of 2009 was $7.7 million or ($0.20) per share compared to a net loss of $4.1 million, or ($0.11) per share, a year ago. Fiscal 2009 results were negatively impacted by non-cash (pre-tax) charges of $3.9 million, which included among other items purchase accounting adjustments for inventory, depreciation and amortization, provision for uncollectible accounts receivable and foreign currency loss.

     Total revenues for the first six months increased 11%, to $42.0 million, with the gross profit at $16.8 million, compared with gross profit of $18.9 million a year ago. The fiscal 2009 first half net loss was $14.0 million, or ($0.38) per diluted share, compared with a net loss in the year ago corresponding period of $5.3 million, or ($0.14) per diluted share.

     Finances remain strong, with January 31, 2009 working capital at $79.3 million and cash and short term investments at $73 million, as compared to $78.3 million at July 31, 2008. There is no debt.

      “While Enzo Life Science operations continue solidly on track, and royalty and licensing income continues to grow, the economic slowdown universally, substantially lower interest rates, along with various non-cash related items including purchase accounting adjustments, amortization of intangibles and foreign currency losses stemming from a stronger dollar, impinged on our results,” said Barry Weiner, President. “Nonetheless, we are still strongly situated to effect our strategic plan, including the appointment of a new, highly experienced President at Enzo Clinical Labs which is expected to yield improved operations and growth opportunities.”

EXHIBIT 99.2

Segment Analysis

     Benefiting from recent acquisitions as well as organic growth, plus increased royalty and licensing income, January 31, 2009 quarter revenues at Enzo Life Sciences recorded a 51% year over year increase, or a $3.9 million increase, to $11.4 million. Product revenues rose 58% to $9.5 million. Royalty and licensing income totaled $1.9 million, a 27% increase. Accordingly, gross profit for the second fiscal quarter at Life Sciences amounted to $4.8 million, a 45% increase; gross profit from product sales alone amounted to $2.9 million, a 60% increase. Research and development costs increased $242,000 over the prior year period. Segment operating results rose to $1.2 million as compared to $624,000 in the year ago period, after adding back the following non-cash expense items: an inventory fair value adjustment related to the Biomol International acquisition, amounting to $436.000, compared with a similar fair value adjustment of $376,000 a year ago; amortization of intangibles of $252,000, compared with $101,000 last year; and a foreign exchange loss of $373,000, versus none last year,

     Enzo Clinical Labs experienced reduced revenues for the second fiscal quarter of $9.5 million, compared with $10.7 million a year ago, reflecting reduced service volume impacted by economic conditions, increased competition and a shift in revenue mix to lower paying insurance payers. Gross profit was impacted by increased cost of services. Further, an increase in the provision for uncollectible accounts receivable was largely related to the Lab’s legacy billing system stemming from the continuing realignment of certain personnel to implement the Company’s new comprehensive billing and accounts receivable system. As a result, Clinical Labs incurred a second quarter operating loss of $2.3 million, compared to a year-ago profit of $0.6 million.

      Enzo Therapeutics’s current strategy, as previously discussed, is centered on developing drug candidates with a view to licensing, partnering or commercializing specialized products in the U.S. Included in this category is Optiquel™, Enzo’s candidate for the treatment of autoimmune uveitis, and Alequel™, an individualized therapy for Crohn's Disease, the subject of a double-blind placebo-controlled study. Reflecting this approach, research and development expenditures during the quarter were at $1.0 million, compared with $1.4 million a year ago.

     “Healthcare generally is the focus of increased national attention, and while a good part of it is cost related, the fact is that broader availability in the prevention and diagnostic aspects, where Enzo is especially strong, should continue to inure to our benefit,” said Mr. Weiner. “We are concentrated on increasing revenues and reducing expenses, but also in positioning our Company, particularly with our in-depth intellectual property (IP) base, in areas where our considerable proprietary resources can be effectively utilized to enhance value.”

EXHIBIT 99.2

Conference Call

     A conference call conducted by Enzo Biochem, Inc. management will take place on Friday, March 13, 2009 at 8:30 AM E.T. It can be accessed by dialing 1-888-459-5609. International callers can dial 1-973-321-1024. Please reference PIN number 88822241. Interested parties may also listen over the Internet at http://www.wsw.com/webcast/cc/enz/. To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the end of the live call, through midnight (ET) on March 27, 2009. The replay of the conference call can be accessed by dialing 1-800-642-1687, and, when prompted, use PIN number 88822241. International callers can dial 1-706-645-9291, using the same PIN number.

About Enzo

     Enzo Biochem is engaged in the research, development, manufacture and licensing of innovative health care products and technologies based on molecular biology and genetic engineering techniques, and in providing diagnostic services to the medical community. Enzo’s Life Sciences division develops, produces and markets proprietary labeling and detection products for gene sequencing, genetic analysis and immunological research among others. Its catalog of over 33,000 products serves the molecular biology, drug discovery and pathology research markets. The Company's therapeutic division is in various stages of clinical evaluation of its proprietary immune regulation medicines for uveitis and Crohn's Disease and conducts pre-clinical research on several candidate compounds aimed at producing new mineral and organic bone, including technology that could provide therapy for osteoporosis and fractures, among other applications. Enzo’s Clinical Labs division provides routine and esoteric reference laboratory services for physicians in the New York Metropolitan and New Jersey areas. Underpinning the Company’s technology and operations is an extensive intellectual property estate in which Enzo owns or licenses over 230 patents worldwide, and has pending applications for over 200 more. For more information visit our website www.enzo.com.

     Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:

For: Enzo Biochem, Inc.

EXHIBIT 99.2

Steven Anreder, 212-532-3232	Or	Michael Wachs, CEOcast, Inc., 212-732-4300

TABLE FOLLOWS

ENZO BIOCHEM, INC
(in thousands, except per share data)

Selected operations data;

	Three months ended			Six months ended
	January 31, 2009			January 31, 2009
		(unaudited)			(unaudited)
	2009	Notes	2008	2009	Notes	2008
Product revenues	$9,497		$6,028	$19,474		$11,890
Royalty and license fee income	$1,904		$1,498	$4,820		$3,816
Clinical laboratory services	$9,515		$10,700	$17,687		$21,965
Total revenues	$20,916	A	$18,226	$41,981	D	$37,671
Gross profit	8,336	B	9,047	16,789	E	18,927
Loss before income tax provision	(7,567)		(4,011)	(13,799)		(5,360)
(Provision) benefit for income taxes	(106)	C	(42)	(243)	C	73
Net loss	$(7,673)		$(4,053)	$(14,042)		$(5,287)
Basic and diluted loss per share	$(0.20)		$(0.11)	$(0.38)		$(0.14)
Weighted average shares - basic and diluted	37,449		36,762	37,393		36,739

A- 2009 includes $2.9 million in products revenues from Fiscal 2008 acquisitions.
B- 2009 and 2008 include $0.4 million, respectively for inventory fair value adjustments relating to acquisitions.
C- All periods reflect effective tax rates below the statutory rate due to limitation on recording future tax benefits.
D- 2009 includes $5.9 million in product revenues from Fiscal 2008 acquisitions
E- 2009 and 2008 include $1.0 million, respectively for inventory fair value adjustments relating to acquisitions.

Selected balance sheet data:

	January 31, 2009	July 31, 2008
Cash and cash equivalents and short term investments	$ 72,932	$ 78,322
Working capital	$ 79,284	$ 92,392
Stockholders' equity	$ 123,275	$ 138,289
Total assets	$ 139,829	$ 154,522